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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

A.   Bank of the Ozarks, Inc. has the following subsidiaries:

1. Bank of the Ozarks, wca, an Arkansas state chartered bank, which also does business as Bank of the Ozarks.

2. Bank of the Ozarks, nwa, an Arkansas state chartered bank, which also does business as Bank of the Ozarks.

3.   Ozark Capital Trust, a Delaware business trust.

B.   Ozark Capital Trust has no subsidiaries.